Aetna Insurance Company of America

                                   Endorsement


The Contract is endorsed to permit an employer to purchase an interest in the Contract in conjunction with the employer's deferred compensation plan under
Section 457 of the Internal Revenue Code ("Code"). The following provisions apply and, in the case of a conflict with any provision in the Contract, this Endorsement controls.

Contract Holder. The Contract Holder must be the employer who sponsors the Code
Section 457 deferred compensation plan.

Annuitant. The Annuitant is a participant in the employer's Code Section 457 deferred compensation plan.

Beneficiary.  The Beneficiary is the Contract Holder.

Death Benefit Options. Sections 0.01, 10.03, 10.04 and 10.05 are deleted in their entirety. At the death of the Annuitant, Aetna will pay the death benefit amount determined under Section 10.02 directed by the Contract Holder. The Contract Holder may elect a lump sum payment, or periodic payments under the Systematic Withdrawal Option (SWO), Estate Conservation Option (ECO) or any of the Annuity options provided the election satisfies the distribution requirements of Code Section 457(d). The Contract Holder is responsible for complying with the distribution requirements of Code Section 457(d).

Distributions. The Contract Holder may elect a lump sum payment, or periodic payments under the Systematic Withdrawal Option (SWO), the Estate Conservation Option (ECO) or any of the Annuity options provided the election satisfies the distribution requirements of Code Section 457(d). Any periodic payments will only be paid to the Contract Holder or, at the direction of the Contract Holder, to the Annuitant. The Contract Holder is responsible for complying with the distribution requirements of Code Section 457(d).

Estate Conservation Option. The Estate Conservation Option (ECO) is a distribution option under which a portion of the Current Value will automatically be surrendered and distributed each calendar year. The distributed amount is withdrawn pro rata from each investment option under the Contract.

Election and Revocation. The Contract Holder may elect ECO by submitting a completed and signed election form to Aetna's Home Office. Once elected, the Contract Holder may revoke the option by submitting a written request to Aetna's Home Office. Any revocation will apply only to amounts not yet paid.

A Surrender Fee/Market Value Adjustment. A Surrender Fee will not be deducted from, and a Market Value Adjustment will not be applied to, any portion of the Value which is paid under ECO.


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Amount of Distribution. Each year that ECO is in effect, Aetna will calculate and distribute an amount equal to the minimum required distribution under the Code. The annual distribution will be determined by dividing the Current Value as of December 31 of the year prior to the year for which payment is to be made by a life expectancy factor based on expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The Contract Holder shall elect either the single or joint life expectancy factor. If the joint life expectancy is elected, the second life must be a plan beneficiary.

If the Contract Holder elects ECO on behalf of a plan beneficiary after the Annuitant's death, only a single life expectancy factor may be used. The life expectancy or joint life expectancy factor will be recalculated each year in accordance with the rules under Code Section 401(a)(9).

Minimum Current Value. At its discretion, Aetna may require a minimum initial Current Value for election of this option. If after election of this option the Current Value is insufficient to make a scheduled ECO payment, Aetna will distribute the entire Current Value.

Date of Distribution. The Contract Holder shall specify the initial distribution date. The earliest date is the first day of the calendar year in which the Annuitant attains age 70-1/2 or, for plans of government or church employers, retires if later. If the Contract Holder elects ECO on behalf of a plan beneficiary, the earliest date is the date of the Annuitant's death. Subsequent distributions will be made annually on such date as Aetna may designate or allow.

Reservation of Rights. Aetna reserves the right to change the terms of ECO for future elections and to discontinue the availability of this option after proper notification. Aetna also reserves the right to allow payments to be made more frequently than annually.

Systematic Withdrawal Option. Subsection (a)(3) of Section 3.10 ("Specified Percentage") is deleted.

The period selected under the specified period method and the annual amount permitted under the specified payment method, including payments made prior to the required beginning date under the Code Section 401(a)(9) minimum distribution rules, will be limited by the minimum distribution rules.

Each year that the specified payment method is in effect, Aetna will distribute the greater of the specified payment or the minimum required distribution. For this purpose, Aetna will calculate the minimum required distribution by dividing the Current Value as of December 31 of the year prior to the year for which payment is to be made by a life expectancy factor, which for the initial distribution year shall be based on either the single life expectancy factor or joint life expectancy factor in Table V or VI of Section 1.72-9 of the Income Tax Regulations, as elected by the Contract Holder. If joint life expectancy is elected, the second life must be a plan beneficiary.

If the Contract Holder elects SWO on behalf of a plan beneficiary after the Annuitant's death, only a single life expectancy factor may be used. For each subsequent year, distributions will be calculated based on such life expectancy factor reduced by one for each calendar year which has elapsed since the life expectancy was first calculated.

If the specified period method is elected, the maximum specified period will be limited by the single life expectancy factor or joint life expectancy factor in Table V or VI of Section 1.72-9 of the Income Tax Regulations, as elected by the Contract Holder. If elected on behalf of the Annuitant, either a single or joint life expectancy factor may be used. If elected on behalf of a plan beneficiary, only a single life expectancy factor may be used.




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Availability of ECO and SWO. If the Contract Holder revokes ECO or SWO, the
Contract Holder may not subsequently elect that option again, nor may the Contract Holder elect another withdrawal option unless permitted under the Code minimum distribution rules.

If ECO or SWO is in effect and the Annuitant dies before the required beginning date for minimum distributions, payments will cease. The Contract Holder, on behalf of a plan beneficiary, may elect ECO or SWO provided the election satisfies the Code minimum distribution rules.

If ECO or SWO is in effect and the Annuitant dies after the required beginning date for minimum distributions, payments will continue as permitted under the Code minimum distribution rule, unless revoked.

Surrender Fee. Subsection (d) of Section 3.14 will not apply while either ECO or SWO is in effect.

Endorsed and made a part of the Contract as of the Effective Date or when the Endorsement is approved, whichever is later.

                                             /s/ Dan Kearney
                                             ---------------
                                             President
                                             Aetna Insurance Company of America

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